Exhibit No. 99.1

January 23, 2009

Dear Stockholder:

Enclosed with this letter is your Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) annual Account Statement for 2008 and a list of Frequently Asked Questions regarding Form 1099-DIVs.  Form 1099s will be mailed to stockholders of record of applicable accounts on or before January 31, 2009.  If your investment is held in a retirement account, such as an IRA or SEP investment, you will not receive a Form 1099 from Inland Western.  Your custodian will provide you with any necessary tax information.  Please consult your tax professional with any questions regarding the filing of your individual tax return as we are unable to provide tax or legal advice.   Form 1099s, as well as other account information, may be accessed on the website of our transfer agent, Registrar and Transfer Company, at www.rtco.com.

ERISA Value

Qualified plans are required to report account values on an annual basis under the Employee Retirement Income Security Act (ERISA).  Solely for this purpose, as of December 31, 2008, our board of directors estimated the ERISA value of shares of Inland Western at $8.50 per share, which reflects, among other things, the impact of recent adverse trends in the economy and the real estate industry.  The annual statement of estimated value is based on the estimated value of each share of common stock based as of the close of our fiscal year.  As there is no established public trading market for our shares of common stock, this estimated value may not reflect the actual market value of your shares on any given date; and there can be no assurances that stockholders would receive $8.50 per share for their shares if any such market did exist, that the estimated value reflects the price or prices at which our common stock would or could trade if it were listed on a national stock exchange or included for quotation on a national system, or that stockholders will be able to receive such amount for their shares at any time in the future.

Distribution Reinvestment Program (“DRP”)

In conjunction with the estimate of the value of a share of our stock for purposes of the ERISA, our board of directors amended the Distribution Reinvestment Program (“DRP”), effective March 1, 2009, solely to modify the purchase price.  This letter is your notification of such amendment.  Under the DRP, a stockholder may acquire, from time to time, additional shares of our stock by reinvesting cash distributions payable by us to such stockholder, without incurring any brokerage commission, fees or service charges.  Additional shares of Inland Western stock purchased under the DRP on or after March 1, 2009, will be purchased at a price of $8.50 per share.

Participation in the DRP will not be affected by this change.  A stockholder may begin or terminate participation in the DRP, at any time, by completing our Change of Distribution Election Form which is available on the Inland Western Forms section of R&T’s website at www.rtco.com.  If your investment is held in an IRA or other type of custodial account, the custodian’s signature is required to make such change.

If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
Chief Executive Officer and President

(See reverse side of this letter for important information.)

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661 www.inlandwestern.com

Statements and other information contained in this letter which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.

FORM 1099-DIVs

FREQUENTLY ASKED QUESTIONS

1.              The distributions on my annual statement do not match my 1099-DIV.  Why?

In order to match the figures on your Form 1099-DIV to your annual statement, please add the numbers in Boxes 1a and 3 together.  Please consult your tax preparer for an explanation of IRS regulations.

2.              How do I request a duplicate Form 1099?

Form 1099 information may be accessed on the website of our transfer agent, Registrar and Transfer Company, at www.rtco.com.  Should you require a log-in and password, you may register for one on-line.

Duplicate Form 1099s may be requested by the stockholder of record or financial advisor of record from Registrar and Transfer Company via the following methods:

Website:	www.rtco.com	Mail:	Registrar and Transfer Company
Telephone:	(800) 960-6552		Specialized Issuer Services
Fax:	(908) 272-9481		10 Commerce Drive, P.O. Box 1727
Cranford, NJ 07016

3.              How can my Form 1099 be sent directly to my accountant or another address?

For your privacy and protection, please submit a written request signed by the stockholder(s) of record to Registrar and Transfer Company with instructions to send your Form 1099 directly to your accountant or other third party.

4.              Where should the numbers on my Form 1099 be placed on my tax return?

Please consult a professional tax preparer or the IRS for assistance with the preparation of your individual tax return.  We are unable to provide tax or legal advice.

5.              Why did I not receive a Form 1099 for my investment?

If your investment is held in a retirement account, such as an IRA or SEP investment, you will not receive a Form 1099-DIV from Inland Western.  Your custodian will provide you with any necessary documentation required to prepare your tax return.

January 23, 2009

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661 www.inlandwestern.com